MPLX LP Reports Third-Quarter 2016 Financial Results

•	Reported third-quarter net income of $141 million and adjusted EBITDA of
$375 million on strong volume growth in the Northeast and Southwest

•	Reported third-quarter net cash from operating activities of $339 million and distributable cash flow of $301 million

•	Declared distribution of $0.515 per common unit, a 10 percent increase over third-quarter 2015

•	Affirmed 2016 distribution growth guidance of 12 to 15 percent; forecast 2017 distribution growth rate of 12 to 15 percent and a double-digit distribution growth rate for 2018

•	Strategic initiatives announced by MPC support MPLX’s distribution growth

FINDLAY, Ohio, Oct. 27, 2016 - MPLX LP (NYSE: MPLX) today reported third-quarter 2016 net income attributable to MPLX of $141 million.

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except per unit and ratio data)	2016	2015(a)	2016	2015(a)
Net income attributable to MPLX(b)	$141	$41	$100	$138
Adjusted EBITDA attributable to MPLX(c)	375	66	1,028	200
Net cash provided by operating activities	339	85	932	258
Distributable cash flow ("DCF")(c)	301	54	822	172
Distribution per common unit(d)	0.5150	0.4700	1.5300	1.3200
Distribution coverage ratio(e)	1.22x	1.15x	1.22x	1.37x
Growth capital expenditures(f)	306	48	875	110

(a)	MarkWest operations excluded from results and measures provided prior to the Dec. 4, 2015, merger.

(b)
The nine months ended Sept. 30, 2016, include pretax, non-cash impairments of $89 million related to an equity method investment and $130 million related to the goodwill established in connection with the MarkWest acquisition.

(c)	Non-GAAP measure calculated before the distribution to preferred units and excluding impairment charges. See reconciliation below.

(d)	Distributions declared by the board of directors of our general partner.

(e)	Non-GAAP measure. See calculation below.

(f)
Includes capital expenditures for inland marine business ("Predecessor"), acquired on March 31, 2016. Excludes non-affiliated joint-venture (JV) members' share of capital expenditures. See description below.

In a separate release this morning, Marathon Petroleum Corporation (NYSE: MPC) announced several strategic actions, including an aggressive dropdown strategy. In 2017, MPC plans to offer the partnership assets contributing approximately $350 million of annual earnings before interest, taxes, depreciation and amortization (EBITDA), with the first drop of approximately $235 million of annual EBITDA by the end of the first quarter. The partnership’s plans for funding these dropdowns would likely include transactions with MPC, including the potential for a substantial amount of equity to MPC.
MPC intends to execute on additional value-enhancing dropdowns totaling an estimated $1 billion of annual EBITDA to the partnership within the next three years. The dropdown strategy is subject to market and other conditions, as well as requisite approvals.

In addition to the expected dropdowns, MPC announced the evaluation of opportunities to optimize the partnership’s cost of capital through a strategic review of its general partner interest.
“We believe MPC’s strategic plan introduced today, including the visibility to its planned dropdown schedule, combined with the strong underlying organic growth we continue to enjoy in the gathering and processing business will support distribution growth of 12 to 15 percent for 2017 and double-digit growth for 2018,” said Gary R. Heminger, MPLX chairman and chief executive officer.
A copy of the press release can be found at http://ir.marathonpetroleum.com.

“MPLX delivered strong results in the third quarter and a distribution coverage ratio of over 1.2 times,” Heminger said. "MPLX’s gathering and processing segment is experiencing growing demand from producer customers amid an improving commodity price environment, while our logistics and storage segment continues to generate steady results supporting the requirements of Marathon Petroleum.
“We are pleased with our team's success in completing the Cornerstone Pipeline on schedule and under budget this month,” Heminger said. MPLX now is in the process of expanding the capacity of existing pipelines, as well as constructing new pipelines as part of a larger build-out of Utica Shale infrastructure, which is targeted for completion in mid-2017. With this mix of new and existing pipelines, MPLX is seizing a unique opportunity to support producer customer growth by connecting natural gas liquids (NGLs) to downstream markets in the Midwest and Canada through its extensive distribution network.
MPLX’s gathering and processing segment continues to drive exceptional organic growth opportunities in support of a diverse set of producer customers in some of the nation’s most prolific shale plays. “In 2016, processed volumes from our Northeast and Southwest operating units are expected to achieve approximately 15 percent growth over the prior year," Heminger said. For 2017, the partnership forecasts Marcellus and Utica processed volumes to increase by 10 to 15 percent. MPLX is currently constructing five new processing and fractionation facilities in the region to meet projected volume growth. These plants are expected to commence operations in 2017.
"We continue to work with our producer customers as they evaluate their development plans for 2017," Heminger said. "Increased drilling activity among our producer customers, combined with previously announced logistics and storage projects, supports our positive outlook for the remainder of this year and 2017."

Operational Highlights

•
Commenced operations of the Cornerstone Pipeline, on schedule and under budget, to transport liquids production from the Marcellus and Utica shales of eastern Ohio to a tank farm in East Sparta, Ohio, and on to MPC's refinery in Canton, Ohio, providing improved industry connectivity to the region.

•
Accelerated construction of the Hopedale connection to Cornerstone Pipeline to transport natural gasoline from the Marcellus and Utica shales to Midwest refiners, including MPC, with completion expected by year end.

•	Increased Northeast natural gas processed volumes by 14 percent over the third quarter of 2015 and 5 percent over the second quarter of 2016.

•	Increased Southwest natural gas processed volumes by 14 percent over the second quarter of 2016, driven by the Hidalgo complex in the Delaware Basin, which commenced operations in May.

Financial Position and Liquidity

As of Sept. 30, MPLX had $208 million in cash, $2 billion available through its bank revolving credit facility and $500 million available through its credit facility with MPC. During the third quarter, MPLX opportunistically issued 5.7 million new common units through its at-the-market program and received net proceeds of approximately $184 million. The partnership's $2.7 billion of available liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue investing in organic growth opportunities. The partnership’s debt-to-pro forma adjusted EBITDA ratio was 3.5 times at Sept. 30. MPLX remains committed to maintaining an investment-grade credit profile.

Forecast

MPLX today reiterated its 2016 financial forecast and narrowed the range for its organic growth capital expenditures. Based on current estimates for operational volumes, commodity prices, and derivative instruments outstanding, our 2016 forecast is:

Net income(a)	$140 million to $240 million
Adjusted EBITDA(b)	$1.3 billion to $1.4 billion
Net cash provided by operating activities	$1.1 billion to $1.2 billion
Distributable cash flow (DCF)(b)	$1.0 billion to $1.1 billion
Organic growth capital expenditures(c)	$1.1 billion to $1.2 billion
Maintenance capital expenditures	~$60 million
Distribution growth rate	12 percent to 15 percent

(a)	Guidance includes impairment charges of $89 million related to an equity method investment and $130 million related to goodwill established in connection with the MarkWest merger.

(b)	Non-GAAP measure calculated before the distribution to preferred units and excluding the impairment charges related to an equity method investment and goodwill. See reconciliation below.
(c) Excludes non-affiliated JV members' share of capital expenditures

For 2017, MPLX expects a 12 to 15 percent distribution growth rate, and forecasts a double-digit distribution growth rate for 2018.

MPLX's preliminary 2017 forecast for organic growth capital expenditures is $1.2 billion to $1.6 billion and maintenance capital is approximately $100 million. Projects in this forecast include the Utica infrastructure build-out, a butane cavern in Robinson, Illinois, and a tank farm expansion in

Texas City, Texas. Also, the partnership expects to complete 400 million cubic feet per day of additional natural gas processing capacity, 60,000 barrels per day of additional ethane-fractionation capacity and 60,000 barrels per day of additional propane-plus fractionation capacity to support producers’ ongoing development of rich-gas acreage in the Marcellus and Utica shales.

Segment Results

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2016	2015	2016	2015
L&S segment operating income attributable to MPLX LP(a)	$124	$81	$335	$251
G&P segment operating income attributable to MPLX LP(a)	293	—	821	—

(a)	See reconciliation below for details.

Logistics and Storage (L&S) segment operating income increased for the third quarter of 2016 compared with the same period in 2015. The increase was primarily due to the acquisition of the inland marine business on March 31, 2016, and higher average tariffs received on the volumes of crude oil and products shipped.

Gathering and Processing (G&P) segment operating income increased for the third quarter of 2016 compared with the same period in 2015. This increase is due to the acquisition of MarkWest. Further discussion is included in the G&P pro forma financial information below.

See reconciliation below for detail on items not allocable to or controllable by any individual segment, which are therefore excluded when evaluating segment performance.

G&P Pro Forma Financial Information

For the G&P segment, the table below presents financial information, as evaluated by management, for the reported segment for the three months and nine months ended Sept. 30, 2016, and 2015. MPLX believes this Sept. 30, 2015, pro forma quarterly data provides a useful comparison for the G&P segment in light of the December 2015 acquisition. The pro forma financial information below may not necessarily be indicative of future results. In addition, all partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2016(a)	2015(b)	2016(a)	2015(b)
Segment operating income attributable to G&P	$293	$266	$821	$754

(a)	Actual results.

(b)	G&P segment results incorporate pro-forma adjustments necessary to reflect a Jan. 1, 2014, acquisition date (see the reconciliations of pro forma data below).

Segment operating income attributable to G&P increased for the third quarter of 2016 compared with the pro forma results for the same period in 2015 and for the nine months ended Sept. 30,

2016, compared with the same period of 2015. These increases were primarily due to higher volumes as well as increased natural gas and NGL prices.

	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
G&P Pro Forma Operating Statistics	2016	2015	% Change	2016	2015	% Change
Gathering Throughput (mmcf/d)
Marcellus operations	946	875	8%	922	849	9%
Utica operations	916	763	20%	936	617	52%
Southwest operations	1,444	1,414	2%	1,455	1,419	3%
Total gathering throughput	3,306	3,052	8%	3,313	2,885	15%

Natural Gas Processed (mmcf/d)
Marcellus operations	3,273	2,865	14%	3,166	2,868	10%
Utica operations	1,050	929	13%	1,068	816	31%
Southwest operations	1,339	1,089	23%	1,209	1,074	13%
Southern Appalachian operations	244	275	(11)%	248	273	(9)%
Total natural gas processed	5,906	5,158	15%	5,691	5,031	13%

C2 + NGLs Fractionated (mbpd)
Marcellus operations	274	198	38%	254	191	33%
Utica operations	41	42	(2)%	43	37	16%
Southwest operations	19	19	—%	17	17	—%
Southern Appalachian operations	14	16	(13)%	16	15	7%
Total C2 + NGLs fractionated	348	275	27%	330	260	27%

Conference Call

At 11 a.m. EDT today, MPLX will hold a webcast and conference call to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call by dialing 1-800-446-1671 (confirmation # 43396866) or by visiting MPLX's website at http://www.mplx.com and clicking on the "2016 Third-Quarter Financial Results" link in the "News & Headlines" section. Replays of the conference call will be available on MPLX's website through Wednesday, Nov. 9. Investor-related materials will also be available online prior to the webcast and conference call at http://ir.mplx.com.

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About MPLX LP
MPLX is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. We are engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation and storage of crude oil and refined petroleum products. Headquartered in Findlay, Ohio, MPLX's assets consist of a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States, an inland marine business, a butane storage cavern located in West Virginia with approximately one million barrels of storage capacity, crude oil and product storage facilities (tank farms) with approximately 4.5 million barrels of available storage capacity, a barge dock facility with approximately 78,000 barrels per day of crude oil and product throughput capacity and gathering and processing assets that include more than 5,500 miles of gas gathering and NGL pipelines, 54 gas processing plants, 13 NGL fractionation facilities and two condensate stabilization facilities.

Investor Relations Contacts:
Lisa D. Wilson (419) 421-2071
Teresa Homan (419) 421-2965
Doug Wendt (419) 421-2423

Media Contacts:
Katie Merx (419) 672-5159
Chuck Rice (419) 421-2521

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership’s cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision (benefit) for income taxes; (iii) amortization of deferred financing costs; (iv) net interest and other financial costs; (v) non-cash equity-based compensation; (vi) impairment expense; (vii) income/loss from equity investments; (viii) distributions from unconsolidated subsidiaries; (ix) unrealized gain/loss on commodity hedges; and (x) acquisition costs. In general, we define DCF as adjusted EBITDA plus (i) the current period cash received/deferred revenue for committed volume deficiencies less (ii) net interest and other financial costs; (iii) gain on disposal of assets; (iv) equity investment maintenance capital expenditures; (v) current portion of income taxes; (vi) maintenance capital expenditures paid; (vii) volume deficiency credits recognized; and (viii) other non-cash items.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distribution declared.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”) and Marathon Petroleum Corporation (“MPC”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC, including proposed strategic initiatives. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” "guidance," “imply,” “intend,” “objective,” “opportunity,” “outlook,” "plan,“ “position,” “pursue,” “prospective,” “predict,” “project,” "potential," “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, adversely affecting MPLX’s ability to meet its distribution growth guidance; risk that the synergies from the acquisition of MarkWest Energy Partners, L.P. (“MarkWest”) by MPLX may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MarkWest merger making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MarkWest; the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein and other proposed transactions; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein and other proposed transactions; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with respect to the timing of and value attributed to assets identified for dropdown; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown; risks described above relating to MPLX and the MPLX/MarkWest merger; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX's Form 10-K or Form 10-Q or in MPC's Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX's Form 10-K and Form 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office.

Results of Operations (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except per unit data)	2016	2015(a)	2016	2015(a)
Revenues and other income:
Service revenue	$250	$18	$712	$50
Service revenue – related parties	153	152	448	446
Rental income	77	—	218	—
Rental income – related parties	29	25	84	75
Product sales	157	—	394	—
Product sales – related parties	2	—	8	—
Gain on sale of assets	1	—	1	—
Income (loss) from equity method investments	6	—	(72)	—
Other income	2	1	5	4
Other income – related parties	26	18	78	53
Total revenues and other income	703	214	1,876	628
Costs and expenses:
Cost of revenues (excludes items below)	90	59	263	147
Purchased product costs	117	—	310	—
Rental cost of sales	11	—	39	—
Purchases – related parties	84	43	238	123
Depreciation and amortization	138	19	407	58
Impairment expense	—	—	130	—
General and administrative expenses	46	25	147	68
Other taxes	10	—	32	8
Total costs and expenses	496	146	1,566	404
Income from operations	207	68	310	224
Related party interest and other financial costs	—	—	1	—
Interest expense, net of amounts capitalized	51	4	158	15
Other financial costs	13	1	37	2
Income before income taxes	143	63	114	207
Benefit for income taxes	—	—	(12)	—
Net income	143	63	126	207
Less: Net income attributable to noncontrolling interests	2	—	3	1
Net income attributable to Predecessor	—	22	23	68
Net income attributable to MPLX LP	141	41	100	138
Less: Preferred unit distributions	16	—	25	—
Less: General partner’s interest in net income attributable to MPLX LP	51	8	136	19
Limited partners’ interest in net income (loss) attributable to MPLX LP	$74	$33	$(61)	$119

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.22	$0.41	$(0.19)	$1.42
Common - diluted	0.21	0.41	(0.19)	1.42
Subordinated - basic and diluted	—	—	—	1.36
Weighted average limited partner units outstanding:
Common units – basic	341	80	324	56
Common units – diluted	346	80	324	56
Subordinated units – basic and diluted	—	—	—	25

(a)
Financial information has been retrospectively adjusted to include the results of the inland marine business prior to the March 31, 2016, acquisition from MPC, since MPLX and this business are under common control. The net income of the Predecessor is excluded from net income attributable to MPLX LP.

Select Financial Statistics (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except ratio data)	2016	2015	2016	2015
Distribution declared:
Common units (LP) - public	$135	$11	$393	$31
Common units - MPC	44	27	114	75
General partner units (GP) - MPC	5	1	13	3
Incentive distribution rights - MPC	49	8	135	17
Total GP and LP distribution declared	233	47	655	126
Redeemable preferred units(a)	16	—	25	—
Total distribution declared	$249	$47	$680	$126

Distribution coverage ratio(b)	1.22x	1.15x	1.22x	1.37x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$339	$85	$932	$258
Investing activities	(323)	(82)	(849)	(191)
Financing activities	157	(43)	82	(4)

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(c)	$375	$66	$1,028	$200
DCF attributable to GP and LP unitholders(c)	285	54	797	172

(a)	The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control.

(b)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(c)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	Sept. 30 2016	Dec. 31 2015
Total assets	$16,415	$16,104
Total debt	4,412	5,264
Redeemable preferred units	1,000	—
Total equity	10,154	9,667
Consolidated total debt to LTM pro forma adjusted EBITDA(a)	3.5x	4.5x

Partnership units outstanding:
General partner units	7	7
Class B units(b)	4	8
MPC-held common units	87	57
Public common units	262	240

(a)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $439 million and $472 million of unamortized discount and approximately $7 million and $8 million of unamortized debt issuance costs as of September 30, 2016 and December 31, 2015, respectively.

(b)
Class B units were issued to and are held by M&R MWE Liberty LLC and certain of its affiliates, an affiliate of The Energy & Minerals Group. The Class B units will convert into common units at a rate of 1.09 common units and will receive $6.20 in cash for each Class B unit in two equal installments, the first of which occurred on July 1, 2016, and the second of which will occur July 1, 2017. Class B units do not receive distributions.

Operating Statistics (unaudited)
	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2016	2015	% Change	2016	2015	% Change
Logistics and Storage
Pipeline throughput (thousands of barrels per day)
Crude oil pipelines	1,180	1,135	4%	1,090	1,091	—%
Product pipelines	907	896	1%	909	907	—%
Total pipeline throughput	2,087	2,031	3%	1,999	1,998	—%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.64	$0.66	(3)%	$0.67	$0.66	2%
Product pipelines	0.70	0.65	8%	0.68	0.64	6%
Total	0.67	0.66	2%	0.68	0.65	5%

Barges at period-end	205	202	1%	205	202	1%
Towboats at period-end	18	18	—%	18	18	—%

Gathering and Processing
Gathering throughput (mmcf/d)
Marcellus operations	946			922
Utica operations	916			936
Southwest operations	1,444			1,455
Total gathering throughput	3,306			3,313

Natural gas processed (mmcf/d)
Marcellus operations	3,273			3,166
Utica operations	1,050			1,068
Southwest operations	1,339			1,209
Southern Appalachian operations	244			248
Total natural gas processed	5,906			5,691

C2 + NGLs fractionated (mbpd)
Marcellus operations	274			254
Utica operations	41			43
Southwest operations	19			17
Southern Appalachian operations	14			16
Total C2 + NGLs fractionated	348			330

Reconciliation of Segment Operating Income Attributable to MPLX LP to Income From Operations (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2016	2015	2016	2015
L&S segment operating income attributable to MPLX LP	$124	$81	$335	$251
G&P segment operating income attributable to MPLX LP(a)	293	—	821	—
Segment portion attributable to equity affiliates	(41)	—	(130)	—
Segment portion attributable to Predecessor(b)	—	31	34	99
Income (loss) from equity method investments	6	—	(72)	—
Other income - related parties	11	—	29	—
Unrealized derivative loss	(2)	—	(23)	—
Depreciation and amortization	(138)	(19)	(407)	(58)
Impairment expense	—	—	(130)	—
General and administrative expenses	(46)	(25)	(147)	(68)
Income from operations	$207	$68	$310	$224

(a)	All Partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

(b)	The operating income of the Predecessor of the inland marine business is excluded from segment operating income attributable to MPLX LP prior to the March 31, 2016, acquisition.

Pro Forma Reconciliation to Pro Forma Income from Operations (unaudited)(a)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2016	2015	2016	2015
L&S segment operating income attributable to MPLX LP	$124	$81	$335	$251
G&P segment operating income attributable to MPLX LP	293	—	821	—
Pro forma G&P segment operating income attributable to MPLX LP	—	266	—	754
Segment portion attributable to equity affiliates	(41)	38	(130)	122
Segment portion attributable to Predecessor(a)	—	—	34	—
Income (loss) from equity method investments	6	6	(72)	4
Other income (loss) - related parties	11	(2)	29	(2)
Unrealized derivative (loss) gain	(2)	7	(23)	(9)
Depreciation and amortization	(138)	(148)	(407)	(427)
Impairment expense	—	—	(130)	(26)
General and administrative expenses	(46)	(55)	(147)	(165)
Pro forma income from operations	$207	$193	$310	$502

(a)	This table reconciles pro forma data presented in the pro forma financial information section above to the closest GAAP measure.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders from Net Income (Loss) (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2016	2015	2016	2015
Net income	$143	$63	$126	$207
Plus: Depreciation and amortization	138	19	407	58
Benefit for income taxes	—	—	(12)	—
Amortization of deferred financing costs	11	—	34	—
Net interest and other financial costs	53	5	162	17
Non-cash equity-based compensation	3	2	9	3
Impairment expense	—	—	130	—
(Income) loss from equity investments	(6)	—	72	—
Distributions from unconsolidated subsidiaries	33	—	111	—
Unrealized loss on commodity hedges	2	—	23	—
Acquisition costs	—	4	(1)	4
Adjusted EBITDA	377	93	1,061	289
Less: Adjusted EBITDA attributable to noncontrolling interests	2	—	3	1
Adjusted EBITDA attributable to Predecessor(a)	—	27	30	88
Adjusted EBITDA attributable to MPLX LP	375	66	1,028	200
Plus: Current period cash received/deferred revenue for committed volume deficiencies(b)	10	11	31	33
Less: Net interest and other financial costs	53	5	162	17
Gain on disposal of assets	1	—	1	—
Equity investment maintenance capital expenditures	—	—	1	—
Current portion of income taxes	4	—	4	—
Maintenance capital expenditures paid	20	8	48	16
Volume deficiency credits recognized(c)	9	10	25	29
Other	(3)	—	(3)	—
Adjustments attributable to Predecessor(a)	—	—	(1)	(1)
DCF	301	54	822	172
Less: Preferred unit distributions	16	—	25	—
DCF attributable to GP and LP unitholders	$285	$54	$797	$172

(a)	The Adjusted EBITDA and DCF adjustments related to the Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the March 31, 2016, acquisition.

(b)	Deficiency payments included in DCF that are not included in net income or adjusted EBITDA.

(c)	Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted EBITDA but not DCF.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2016	2015	2016	2015
Net cash provided by operating activities	$339	$85	$932	$258
Less: Changes in working capital items	28	1	54	(8)
All other, net	(3)	3	18	2
Plus: Non-cash equity-based compensation	3	2	9	3
Net gain on disposal of assets	1	—	1	—
Net interest and other financial costs	53	5	162	17
Current income taxes expense	3	—	4	—
Asset retirement expenditures	1	1	3	1
Unrealized loss on commodity hedges	2	—	23	—
Acquisition costs	—	4	(1)	4
Adjusted EBITDA	377	93	1,061	289
Less: Adjusted EBITDA attributable to noncontrolling interests	2	—	3	1
Adjusted EBITDA attributable to Predecessor(a)	—	27	30	88
Adjusted EBITDA attributable to MPLX LP	375	66	1,028	200
Plus: Current period cash received/deferred revenue for committed volume deficiencies(b)	10	11	31	33
Less: Net interest and other financial costs	53	5	162	17
Gain on disposal of assets	1	—	1	—
Equity investment maintenance capital expenditures	—	—	1	—
Current portion of income taxes	4	—	4	—
Maintenance capital expenditures paid	20	8	48	16
Volume deficiency credits recognized(c)	9	10	25	29
Other	(3)	—	(3)	—
Adjustments attributable to Predecessor(a)	—	—	(1)	(1)
DCF	301	54	822	172
Less: Preferred unit distributions	16	—	25	—
DCF attributable to GP and LP unitholders	$285	$54	$797	$172

(a)	The adjusted EBITDA and DCF adjustments related to the Predecessor are excluded from Adjusted EBITDA attributable to MPLX LP and DCF prior to the March 31, 2016, acquisition.

(b)	Deficiency payments included in DCF that are not included in net income or adjusted EBITDA.

(c)	Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted EBITDA but not DCF.

Capital Expenditures (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2016	2015	2016	2015
Capital Expenditures(a):
Maintenance	$17	$11	$48	$19
Growth	292	55	825	130
Total capital expenditures	309	66	873	149
Less: Increase (decrease) in capital accruals	3	6	(4)	19
Asset retirement expenditures	1	1	3	1
Additions to property, plant and equipment	305	59	874	129
Capital expenditures of unconsolidated subsidiaries(b)	34	—	94	—
Total gross capital expenditures	339	59	968	129
Less: Joint venture partner contributions	16	—	45	—
Total gross capital expenditures, net	323	59	923	129
Less: Maintenance capital	17	11	48	19
Total growth capital expenditures	$306	$48	$875	$110

(a)	Includes capital expenditures of the Predecessor for all periods presented.

(b)	Capital expenditures includes amounts related to unconsolidated, partnership operated subsidiaries.

2016 Forecast - Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP unitholders from Net Income (unaudited)

(In millions)	Low	High
Net income	$140	$240
Plus: Depreciation and amortization	540	540
Benefit for Income taxes	(20)	(20)
Amortization of deferred financing costs	45	45
Non-cash equity-based compensation	10	10
Impairment expense	130	130
Net interest and other financial costs	220	220
Loss from equity investments(a)	70	70
Distributions from equity investments	145	145
Unrealized loss on commodity hedges	10	10
Acquisition costs	(1)	(1)
Other	14	14
Adjusted EBITDA	1,303	1,403
Less: Adjusted EBITDA attributable to noncontrolling interests	3	3
Adjusted EBITDA attributable to MPLX LP	1,300	1,400
Plus: Current period cash received/deferred revenue for committed volume deficiencies(b)	40	40
Less: Net interest and other financial costs	220	220
Equity investment maintenance capital expenditures	2	2
Maintenance capital expenditures paid	60	60
Volume deficiency credits recognized(c)	35	35
Adjustments attributable to Predecessor(d)	(1)	(1)
All other, net	24	24
DCF	1,000	1,100
Less: Preferred unit distributions	41	41
DCF available to GP and LP unitholders	$959	$1,059

(a)	Includes a pretax, non-cash impairment of $89 million related to an equity method investment.

(b)	Deficiency payments included in DCF that are not included in net income or adjusted EBITDA.

(c)	Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted EBITDA but not DCF.

(d)	The DCF adjustments related to the Predecessor are excluded from DCF prior to the March 31, 2016, acquisition.

2016 Forecast - Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP unitholders from Net Cash Provided by Operating Activities (unaudited)

(In millions)	Low	High
Net cash provided by operating activities	$1,075	$1,175
Less: Changes in working capital items	(8)	(8)
All other, net	22	22
Plus: Non-cash equity based compensation	10	10
Net cash interest and other financial costs	220	220
Current Income tax expense	1	1
Asset retirement expenditures	2	2
Unrealized loss on commodity hedges	10	10
Acquisition costs	(1)	(1)
Adjusted EBITDA	1,303	1,403
Less: Adjusted EBITDA attributable to noncontrolling interests	3	3
Adjusted EBITDA attributable to MPLX LP	1,300	1,400
Plus: Current period cash received/deferred revenue for committed volume deficiencies(a)	40	40
Less: Net interest and other financial costs	220	220
Equity investment maintenance capital expenditures	2	2
Maintenance capital expenditures paid	60	60
Volume deficiency credits(b)	35	35
Adjustments attributable to Predecessor(c)	(1)	(1)
All other, net	24	24
DCF	1,000	1,100
Less: Preferred unit distributions	41	41
DCF available to GP and LP unitholders	$959	$1,059

(a)	Deficiency payments included in DCF that are not included in net income or adjusted EBITDA.

(b)	Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted EBITDA but not DCF.

(c)	The DCF adjustments related to the Predecessor are excluded from DCF prior to the March 31, 2016, acquisition.